Exhibit 10.1

SECOND AMENDMENT TO OFFICE LEASE

This Second Amendment to Office Lease (this “Second Amendment”) is made and entered into by and between ASP, Inc., the managing partner of Boulder Tower Tenants in Common (“Landlord”), and HELMERICH & PAYNE, INC., a Delaware Corporation (the “Tenant”), effective on and as of the date on which Tenant executes this Second Amendment, as set forth on the signature page (the “Effective Date”).

W I T N E S SETH

WHEREAS, Landlord and Tenant previously entered into that certain Office Lease dated May 30, 2003, as amended by that certain First Amendment to the Lease dated as of May 23, 2008 (“Lease”); pursuant to which Landlord leases to Tenant certain premises totaling 137,792 rentable square feet in the building commonly known as Boulder Towers (the “Building”), located at 1437 South Boulder, Tulsa, Oklahoma 74119 (the “Existing Premises”); and

WHEREAS, Landlord and Tenant desire to extend the term of the Lease, expand the Premises, and amend certain other terms of the Lease, all as more particularly provided hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1.                                       Definitions.  All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Second Amendment.

2.                                       Extension of Lease.  Landlord and Tenant hereby agree to extend the term of the Lease as to the Existing Premises (currently stipulated to terminate on January 31, 2020), for an additional period of five (5) years commencing on February 1, 2020 and continuing through and expiring on January 31, 2025 (the “Extension Term”).

3.                                       Expansion Space.  Landlord and Tenant hereby confirm, stipulate and agree that the Existing Premises shall be expanded as of the Term Commencement Date (“TCD”), to include an additional 31,076 rentable square feet of office space (the “Expansion Space”), consisting of 23,153  rentable square feet, being the entire west wing of the 11th floor and a portion of the east wing of the 11th floor and 7,923 contiguous rentable square feet on the east wing of the 11th floor (the “Takedown Space”) as described on Exhibit “A” attached hereto.  The parties acknowledge that Exhibit “A” is not final and will be modified, but no such modification shall effect the amount of free rent as described in the second grammatical paragraph of this Section.

The Takedown Space shall be used as a conference center for the first twelve (12) months following the Term Commencement Date and no Annual Rental shall be due and payable during such twelve (12) month period.  Thereafter, Tenant shall have the exclusive and continuing right to use all or any portion of the Takedown Space (as it may be later increased or decreased by Tenant) as a conference center or as office space.

With such Expansion Space, the total rentable square feet of the Leased Premises is 168,868 rentable square feet and the total rentable area of the Building is 521,802 rentable square feet.

4.                                       Tenant’s Share and Operating Expense Base. Tenant’s Share attributable to the Expansion Space shall be 5.96%. Tenant’s Share attributable to the entire Leased Premises after the addition on the TCD of the Expansion Space shall be 32.36%; provided however, with respect to the Expansion Space, Tenant shall pay no Operating Expenses for calendar 2011 or for that portion of calendar 2012 prior to the TCD.  The Operating Expense Base for the Expansion Space shall mean the amount of Operating Expenses for the calendar year 2012. From and after the TCD, the 5% cap on increases in Tenant’s Share attributable to the Expansion Space as to increases in Operating Expenses, as set for the in Section 4.02(g) of the H&P Lease, shall be applicable to the Expansion Space and Tenant’s Share shall be made in reference to the base amount established in 2012.

5.                                       Rent.

(a)                                  Commencing on the TCD (currently estimated to be April  1, 2012) and continuing until January 31, 2020, the Annual Rental for the Expansion Space payable by Tenant under the Lease shall be as follows:

Effective Date	Square Footage	Price/RSF	AnnualRental	Monthly Installment
Months 1-12 from TCD	23,153	$13.75/RSF	$318,353.75	$26,529.48
Months 13-24 from TCD	31,076	$14.00/RSF	$435,064.00	$36,255.33
Months 25-36 from TCD	31,076	$14.25/RSF	$442,833.00	$36,902.75
Month 37 from TCD through January 31, 2020	31,076	$14.50/RSF	$450,602.00	$37,550.17

(b)                                 Commencing February 1, 2020 and continuing through January 31, 2025, the total Annual Rental payable by Tenant under the Lease for the Extension Term and covering 168,868 rentable square feet shall be as follows:

	Square		Annual	Monthly
Type of Space	Footage	Price/RSF	Rental	Installment
Office	146,497	$14.50/RSF	$2,124,206.50	$177,017.21
Data Center	3,564	$9.50/RSF	$33,858.00	$2,821.50
Storage	18,807	$5.75/RSF	$108,140.25	$9,011.69

6.                                       Tenant Improvement Allowance.  The Landlord shall provide Tenant a $16.20 per rentable square foot Tenant Improvement Allowance totaling $503,431.20 to reduce the cost of Tenant Improvements to be constructed in the Expansion Space (in the same manner as set forth in Exhibit B of the Lease), inclusive of demolition, above ceiling modification, preliminary space planning and construction documents and construction.  Landlord shall timely pay the cost of Tenant Improvements up to the amount of the Tenant Improvement Allowance.  The estimated timeline for plan completion and construction pricing is as follows:

1.                                          December 16, 2011 - Preliminary plans completed.

2.                                          December 31, 2011 - Construction Documents completed and delivered to Tenant.

3.                                          January 13, 2012 - Construction Documents approved or revised by Tenant.

4.                                          January 16, 2012 - Construction Documents delivered to contractor.

5.                                          January 23, 2012 - Pricing from contractor completed and delivered to Tenant.

6.                                          January 30, 2012 - Pricing approved or revised by Tenant.

Items 2, 4 and 5 above are Landlord’s obligations.  As such, in the event Items 2, 4 and/or 5 are not completed by Landlord in accordance with the above deadlines, the TCD shall be delayed one day for each day of delay in connection with the completion of such items.

In the event that the total cost of Tenant Improvements is less than the Tenant Improvement Allowance, then the balance shall be used by Tenant to improve any area of the Leased Premises as long as the improvements are completed within two (2) years from the TCD.  In the event that the total cost of Tenant Improvements is more than the Tenant Improvement Allowance, then Tenant shall pay such excess costs when such amounts become due and owing to the contractors.

7.                                       Contraction Right.  Section 2.E of the First Amendment to Lease Contraction Option shall be amended and restated in its entirety as follows:

Tenant shall have an ongoing right (the “Contraction Right”) to elect to reduce by up to an aggregate of two (2) full floors of Office Space leased by Tenant pursuant to the Lease at any time or times during the period February 1, 2015 through January 31, 2022, provided that Tenant contract in minimum increments of all of its space on an east or west tower.  Tenant shall have the right to choose which tower or towers will be subject to contraction, provided that Tenant shall have no right to contract on the 14th floor of the Building.  That part of the Office Space eliminated from the Lease as a result of Tenant’s exercise, from time to time, of the Contraction Right shall be referred to herein as the “Eliminated Space” and shall be determined as set forth on Exhibit “B” attached hereto.  Each time Tenant desires to exercise this Contraction Right, Tenant shall provide to Landlord at least six (6) months prior written notice (the “Contraction Notice”) and shall pay to Landlord an amount equal to the “Contraction Fee,” as defined below, at the time such Eliminated Space is vacated by Tenant.  As used herein, the term “Contraction Fee” shall be the sum of (i) $7.25 per rentable square feet of Eliminated Space (as specified in the Contraction Notice and consistent with Exhibit “B”), plus (ii) the amount of “Unamortized TI,” as defined below, attributable to that portion of the Eliminated Space which is Expansion Space, plus (iii) the amount of “Unrecouped Commission,” as defined below, attributable to that portion of the Eliminated Space.  The “Unamortized TI” shall be an amount, as of the date Tenant vacates the Eliminated Space, equal to the remaining unamortized balance of the Tenant Improvement Allowance attributable to that portion of the Eliminated Space which is Expansion Space, as set forth in Section 6 above, when amortized, using a 6% per annum interest rate, over the period from the TCD for the Expansion Space through January 31, 2020.  Within thirty (30) days of the TCD, the parties shall prepare, attach and incorporate into this Second Amendment a new, mutually satisfactory Exhibit “D” which will show the amortization schedule for the Unamortized TI.  The “Unrecouped Commission” shall be an amount, as of the date Tenant vacates the Eliminated Space, equal to the remaining unrecouped balance of the leasing commissions attributable to the Expansion Space payable with respect to the Eliminated Space, when allocated on a straight line basis over the period from the TCD through January 31, 2020.  Within thirty (30) days of the TCD, the parties shall prepare, attach and incorporate into this Second Amendment a new, mutually satisfactory Exhibit “D” which will show the amortization schedule for the Unrecouped Commission.  Landlord shall pay all commissions that may be owing as a result of the execution of this Second Amendment and shall indemnify and hold Tenant harmless therefrom.

8.                                       Parking.  With respect to the Expansion Space, the Landlord shall provide Tenant one hundred three (103) parking spaces, including thirty (30) reserved covered spaces in the attached parking structure and seventy-three (73) on a non-reserved basis on the existing surface lots. As of the TCD, Tenant shall have a total of four-hundred fifty-three (453) parking spaces, which shall consist of one hundred ten (110) reserved covered spaces in the attached parking structure and three hundred forty-three (343) on a non- reserved basis on the existing surface lots. These spaces are free of charge. In the event that Tenant exercises the Contraction Right the reserved parking spaces and the non-reserved parking spaces attributable to the Eliminated Space shall be reduced on a pro-rata basis.

9.                                       Renewal Term. Provided Tenant is not then in default in any of its material obligations under this Lease after applicable notice and curative periods have expired, Tenant shall have two separate five-year options to renew the term of this Lease as to all of the then existing Premises (individually the “Renewal Term” or collectively “Renewal Terms”). The first such option shall be exercised by written notice to Landlord given at least nine (9) months prior to January 31, 2025, and second option shall be exercised by written notice given at least nine (9) months prior to January 31, 2030. The Renewal Terms shall be on the same covenants, agreements, terms provisions and conditions as are contained herein for the Extension Term, except as expressly provided herein to the contrary and except for such as are, by their terms, inapplicable to a Renewal Term. Tenant shall have no further renewal options following expiration of the Renewal Terms. The rent payable during the first five-year Renewal Term shall be the Fair Market Value Rate for comparable buildings in the downtown/midtown Tulsa area, provided, however, such Fair Market Value Rate shall not in any event exceed $17.00 per rentable square foot per year. The second five (5) year Renewal Term shall be the Fair Market Value Rate for comparable buildings in the downtown/midtown Tulsa area.

At any time after the Renewal Term has become effective and the rent payable during such Renewal Term determined, Landlord and Tenant, upon request of either, shall execute an agreement supplementary hereto setting out the date to which such Renewal Term shall extend, the Annual Rental payable during such Renewal Term and the Premises for such Renewal Term.

10.                                 Signage Rights.  The Lease is hereby amended as follows:

(i)                                     Section 26.08 Signage Rights is hereby amended and restated in its entirety as follows:

“Section 26.08 Signage Rights.  Landlord shall have the right to grant to any tenant at the Building signage rights on (i) any monument or other sign located on ground level outside the Building, and (ii) on any side of the Building from the ground floor of the Building to the top of the third floor of the Building.  Subject to Landlord’s limited right to terminate the Exclusive Right (as set forth in Addendum One hereto), Landlord will have no other signage rights on the north, south, east and west sides of the Building above the top of the third (3rd) floor of the Building.

(ii)                                       The fifth line of the first sentence of ADDENDUM ONE, SIGNAGE RIGHTS is hereby amended by inserting the word “west” after the word “east”.

11.                                 Supplemental Heating and Cooling Units.  Presently Tenant possesses, operates and maintains 27 supplemental heating and/or cooling units (“SHVAC”) in the Existing Premises.  The Tenant shall have the right at any time to install at its cost and operate up to four additional SHVAC units in the Leased Premises.  In the event of failure of any SHVAC, then it is agreed that Tenant will pay the cost to purchase and install the same or similar unit.

Landlord and Tenant agree that the Tenant conference center (as described on the attached Exhibit “C”) will require seven supplemental heating and cooling units, being one supplemental unit for each conference room and one unit for the kitchen and hallway.  Within five business days from the Effective Date, the parties will in good faith select a mechanical engineer to provide specifications and types of supplemental heating and cooling units required for the reasonable comfort of Tenant’s employees based on the maximum capacity for each conference room.  The parties acknowledge that the large conference room’s maximum capacity will be at least 145 people.  If such mechanical engineer represents in writing that a fan coil system will provide the required heating and cooling comfort for Tenant’s employees, then Tenant will agree to the installation of fan coil units in each conference room and one unit for kitchen hallway.  In such case, Landlord will pay directly to its contractor all costs of fan coil units in excess of the costs to install comparable SHVAC units.  Notwithstanding anything to the contrary in the Lease, Tenant shall have the right to operate all types of supplemental heating and cooling units during the term of this Lease.

12.                                 Authority. Each of Landlord and Tenant represents and warrants to the other that the execution, delivery and performance of this Second Amendment by such party is within the requisite power of such party, has been duly authorized and is not in contravention the terms of such party’s organizational or governmental documents.

13.                                 Binding Effect. Each of Landlord and Tenant further represents and warrants to the other that this Second Amendment, when duly executed and delivered, will constitute a legal, valid, and binding obligation of Tenant, Landlord and all owners of the Building, fully enforceable in accordance with its respective terms, except as may be limited by bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws affecting the rights of creditors generally and the availability of specific performance or other equitable remedies.

14.                                 Successors and Assigns.  This Second Amendment will be binding on the parties’ successors and assigns.

15.                                 Brokers.  Tenant warrants that it has had no dealings with any broker or agent other than CB Richard Ellis/Oklahoma (the “Broker”) in connection with the negotiation or execution of this Second Amendment, and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed to be owed by Tenant to any broker or agent, other than Broker, with respect to this Second Amendment or the transactions evidenced hereby.

16.                                 Amendments.  With the exception of those terms and conditions specifically modified and amended herein, the Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall supersede and control.

17.                                 Counterparts.  This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Second Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.

18.                                 Disclosure.  CB Richard Ellis/Oklahoma are partners in Boulder Towers and are Licensed Realtors in Oklahoma.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to be effective as of the day and year as set forth above.

LANDLORD:

By: ASP, Inc.

Managing Partner of
Boulder Towers Tenants in Common

By:	/s/ William H. Mizener
Name:	William H. Mizener
Title:	President
Date Executed:	December 13, 2011

Helmerich & Payne, Inc.

By:	/s/ Steven R. Mackey
Name:	Steven R. Mackey
Title:	Executive Vice President
Date Executed:	December 13, 2011